Form 10-K, Exhibit 13
FIRST HARTFORD CORP
filed 1998-08-28
CIK 36369

Exhibit 13

                    FIRST HARTFORD CORPORATION ANNUAL REPORT
                TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 1998

TO OUR SHAREHOLDERS:

      Your company has made major progress in liability reduction. We have settled all major litigation and have embarked on a program to increase our assets and working capital.

      We still show a negative net worth, although considerably less than last year. Our efforts this year will be to return to profitability and elimination of that deficit position.


                                       Respectfully submitted,

                                       FIRST HARTFORD CORPORATION


                                       /s/ Neil H. Ellis

                                       Neil H. Ellis
                                       President


                                       August 27, 1998


                                       38