Form 10-K, Exhibit 13
period 1999-04-30
FIRST HARTFORD CORP
filed 1999-08-16
CIK 36369

FIRST HARTFORD CORPORATION ANNUAL REPORT
                TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 1999

TO OUR SHAREHOLDERS:

As you know from our reading our annual reports, your Company has struggled through the last number of years. As a direct result of the banking crisis of the early 90's we not only lost our banking relationships, but were forced to repay considerable amounts of debt.

We are pleased to report that our net worth deficit, which as of 4/30/93 was $23,587,276 has been reduced to a net worth deficit of $4,528,147. We believe this to be major progress towards returning your Company to profitability and a positive net worth position.

Although we are still suffering from an insufficient working capital position, we have taken on a number of new projects which we hope will be profitable in the coming years. For the first time in a number of years, I say as the President of the Company, that we can be cautiously optimistic about our future.

                                        Respectfully submitted,

                                        FIRST HARTFORD CORPORATION

                                        Neil H. Ellis
                                        President


                                        /s/ Neil H. Ellis, 1999
                                        -----------------


                                       37