Form 10-K, Exhibit 13
period 2000-04-30
FIRST HARTFORD CORP
filed 2000-08-01
CIK 36369

Exhibit 13

                    FIRST HARTFORD CORPORATION ANNUAL REPORT
                TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2000

TO OUR SHAREHOLDERS:

Our loss of last year is a direct result of incurring the costs of planning and preparation for new projects. Our primary new project, the Cranston Shopping Center, will commence construction this year, while the Dover Shopping Center will be completed shortly.

We are optimistic that we have turned the corner. We expect to increase our portfolio of properties by additional development work.

                                               Respectfully submitted,

                                               FIRST HARTFORD CORPORATION


                                               Neil H. Ellis
                                               President

                                                                 , 2000
                                               ------------------


                                       39