Form 10-K, Exhibit 13
period 2001-04-30
FIRST HARTFORD CORP
filed 2001-08-14
CIK 36369

EXHIBIT 13

                    FIRST HARTFORD CORPORATION ANNUAL REPORT
               TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 1002

TO OUR SHAREHOLDERS:

Our Dover, New Jersey shopping center has been succesfully completed and is in the process of refinancing. As you know, we own 50% of the project.

The Cranston, Rhode Island shopping center, which is currently under construction, is leasing well and we expect to have it open sometime in the fourth quarter of this year.

Other opportunities on the Cranston land exist. We hope to take advantage of them and continue the upward trend in the Company.

                                          Respectfully submitted,
                                          FIRS HARTFORD CORPORATION

                                          Neil H. Ellis
                                          President

                                          /s/ Neil H. Ellis, 2001
                                          ------------------


                                       38