Form 10-K, Exhibit 13
period 2002-04-30
FIRST HARTFORD CORP
filed 2002-09-20
CIK 36369

Exhibit 13


                    FIRST HARTFORD CORPORATION ANNUAL REPORT
                TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2002

TO OUR SHAREHOLDERS:

We are pleased to announce a relatively successful year for your company. Our major accomplishment was the construction of the Cranston Parkade in Cranston, Rhode Island. We will own 25% of this center upon completion.

We have a number of new projects under consideration. We are continuing to limit our activities to new retail development and management of our existing properties.


                                           Respectfully submitted,

                                           FIRST HARTFORD CORPORATION



                                           /s/ Neil H. Ellis
                                           ---------------------------
                                           Neil H. Ellis
                                           President



                                           September 20, 2002