Form 10-K, Exhibit 13
period 2003-04-30
FIRST HARTFORD CORP
filed 2003-08-07
CIK 36369

Exhibit 13

     FIRST HARTFORD CORPORATION ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2002

TO OUR SHAREHOLDERS:

Approximately 20 years ago your Company emerged from Chapter 11 without issuing any new stock, leaving the shareholders with the same equity as before the filing. However, to do this, the Real Estate entities were kept out of the Chapter 11. Most of these assets were sold to cover the operating losses of the late eighties to early nineties, and the repayment of debt. Since then, the Company has concentrated on paying down debt and regaining liquidity.

Among the difficulties that had to be overcome was a significant unfunded Pension liability, the abrupt shut down of our credit facilities by the Bank of Boston and extensive litigation with the Department of Housing and Urban Development, the Department of Labor and the Pension Benefit Guarantee Corporation.

In spite of the above problems which have been concluded, we have continued moving forward as a viable Company. We are proud of our record in the last few years in completing various new projects and enhancing the cash flow of your company.

We are preparing a number of other projects which we hope to have underway this year and next, to continue the growth of your Company. This is the first time in a number of years that your management can look upon the future with relative equanimity.

Respectfully submitted,

FIRST HARTFORD CORPORATION

________________________________
Neil H. Ellis
President

________________________________, 2003