Form 10-K, Exhibit 13
period 2004-04-30
FIRST HARTFORD CORP
filed 2004-08-11
CIK 36369

Exhibit 13

     FIRST HARTFORD CORPORATION ANNUAL REPORT
TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2004

TO OUR SHAREHOLDERS:

We have continued our progress this year. Our Joint Venture resulted in successful completion of a 60,000 sf office building leased to Career Education Corporation plus completion of the Cranston Shopping Parkade.

Another Joint Venture with Protective Life Insurance Company resulted in the purchase and leasing up of a new Shopping Center in Massachusetts.

The sale of the Mount Olive Shopping Center in Mount Olive, New Jersey added some much needed liquidity to your Company.

Our optimism continues into this year!

Respectfully submitted,

FIRST HARTFORD CORPORATION

________________________________
Neil H. Ellis
President

August 10, 2004

KOSTIN RUFFKESS &COMPANY, LLC	Farmington New London	Pond View Corporate Center 76 Batterson Park Road Farmington, CT 06032
Business Advisors and Certified Public Accountants
Main Line: (860) 679-6000 Toll Free: (800) 286-KRCO Fax: (860) 678-6110 Web: www.kostin.com

Exhibit 14

Exhibit 14 - Consent of Independent Accountants

We consent to the incorporation by reference in this annual report (Form 10-K) of First Hartford Corporation and Subsidiaries of our report dated July 27, 2004, included in the 2004 Annual Report to the Shareholders of First Hartford Corporation and Subsidiaries.

Farmington, Connecticut
July 27, 2004

CRANSTON/BVT ASSOCIATES
LIMITED PARTNERSHIP

Financial Statements

December 31, 2003 and 2002

KOSTIN RUFFKESS &COMPANY, LLC	Farmington New London	Pond View Corporate Center 76 Batterson Park Road Farmington, CT 06032
Business Advisors and Certified Public Accountants
Main Line: (860) 679-6000 Toll Free: (800) 286-KRCO Fax: (860) 678-6110 Web: www.kostin.com

To the Partner
Cranston/BVT Associates Limited Partnership

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of Cranston/BVT Associates Limited Partnership as of December 31, 2003 and 2002, and the related statements of income, partners' capital, and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cranston/BVT Associates Limited Partnership as of December 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America

Farmington, Connecticut
February 18, 2004

CRANSTON ASSOCIATES LIMITED PARTNERSHIP

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets

Current assets:
Cash	$110,375	$49,783
Cash - Lockbox	88,264	353,765
Accounts receivable, net of allowance for
doubtful accounts of $-0- in 2003
and $121,024 in 2002	190,663	298,360
Prepaid expenses	58,999	34,635
Due from affiliates	-	896,311
Escrow - K-Mart	-	1,661,114
Mortgage escrows	369,771	306,126

Total current assets	818,072	3,600,094

Property:
Land	6,530,822	6,530,822
Land improvements	3,804,003	3,804,003
Building	16,685,438	16,901,379
Tenant improvements	280,945	280,945
Vehicles	9,042	-

	27,310,250	27,517,149
Less: accumulated depreciation	1,434,447	804,070

	25,875,803	26,713,079

Other assets:
Mortgage origination fees, net of accumulated
amortization of $212,425 in 2003
and $62,478 in 2002	537,311	687,258
Replacement reserve escrow	52,194	46,356
Leasing commissions, net of accumulated
amortization of $50,892 in 2003
and $23,547 in 2002	314,869	325,186

	904,374	1,058,800

	$27,598,249	$31,371,973

The accompanying notes are an integral part of the financial statements

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Balance Sheets

December 31, 2003 and 2002

	2003	2002

Liabilities and Partners' Capital

Current liabilities:
Accounts payable	$45,617	$74,201
Distributions payable	-	852,750
Accrued liabilities	285,231	262,684
Deferred income	105,788	35,648
Tenant security deposits	42,364	48,764
Current portion of long-term debt	264,204	251,381
Prepaid rents	-	101,518

Total current liabilities	743,204	1,626,946

Long-term liability:
Mortgage payable, net of current portion	24,755,978	25,020,182

Partners' capital	2,099,067	4,724,845

	$27,598,249	$31,371,973

The accompanying notes are an integral part of the financial statements

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Statements of Income

For The Years Ended December 31, 2003 and 2002

	2003	2002

Revenues:
Rental income	$4,439,420	$3,468,711
Interest income	18,357	26,472
Other income	6,428	7,594

Total revenues	4,464,205	3,502,777

Operating expenses:
Management fees	195,069	141,426
On-site manager	55,927	54,108
Professional fees	73,754	16,915
Bad debt expense	(117,372)	96,094
Signage	8,176	-
Outside labor	38,736	28,305
Miscellaneous administrative	38,747	62,384
Utilities	63,690	50,864
Security	98,308	92,894
Ground maintenance	57,270	67,977
Snow removal	42,712	14,895
Repairs and maintenance	25,540	28,209
Taxes and insurance	687,904	561,191
Interest expense	1,720,193	1,247,084
Depreciation and amortization	807,669	766,200

Total operating expenses	3,796,323	3,228,546

Net income	$667,882	$274,231

The accompanying notes are an integral part of the financial statements

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Statement of Partners’ Capital

For The Year Ended December 31, 2003

	CP/BVT, Inc.	BVT Capital Partners XXII	Cranston Parkade, LLC	Total

Partners' capital, December 31, 2001	$ --	$ 5,970,057	$ 470,057	$ 6,440,114

Restatement of Partnership	--	(2,750,000)	2,750,000	--

Net income from operations	2,285	135,973	135,973	274,231

Distributions	--	(994,750)	(994,750)	(1,989,500)

Transfer of interest	91,663	(45,832)	(45,831)	--

Partners' capital, December 31, 2002	93,948	2,315,448	2,315,449	4,724,845

Net income form operations	13,358	327,262	327,262	667,882

Distributions	(1,336)	(1,646,162)	(1646,162)	(3,293,660)

Partners' capital, December 31, 2003	$ 105,970	$ 996,548	$ 996,548	$ 2,099,067

The accompanying notes are an integral part of the financial statements

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Statements of Cash Flows

For The Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net income	$667,882	$ 274,231
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	630,377	617,270
Amortization	177,292	148,930
Allowance for doubtful accounts	(121,094)	96,094
Building basis adjustment	215,941	-
(Increase) decrease in:
Accounts receivable	228,791	425,544
Prepaid expense	(24,364)	(31,097)
Leasing commissions	(17,028)	(64,226)
Increase (decrease) in:
Accounts payable	(28,584)	(1,368,910)
Accrued liabilities	22,547	161,255
Security deposits	(6,400)	26,354
Prepaid rents and taxes	(101,518)	101,518
Deferred income	70,140	35,648

Net cash provided by operating activities	1,713,982	422,611

Cash flows from investing activities:
Net deposits to replacement reserve	(5,838)	(46,356)
Net withdrawal from (deposit to) K-Mart reserve	1,661,114	(421,613)
Net deposit to mortgage reserves	(63,645)	(206,286)
Capital expenditures	(9,042)	(1,347,720)

Net cash provided by (used in) investing activities	1,582,589	(2,021,975)

Cash flows from financing activities:
Cash received from long-term debt	-	3,474,352
(Increase) decrease in due from affiliate	896,311	(1,212,174)
Cash paid on long-term debt	(251,381)	(78,437)
Partner distributions	(4,146,410)	-
Financing costs paid	-	(646,889)

Net cash provided by (used in) financing activities	(3,501,480)	1,536,852

Net decrease in cash and cash equivalents	(204,909)	(62,512)

Cash and cash equivalents, beginning of year	403,548	466,060

Cash and cash equivalents, end of year	$198,639	$403,548

The accompanying notes are an integral part of the financial statements

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Notes To The Financial Statements

For The Years Ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies:

Nature of Business

Cranston/BVT Associates, LLP was formed on September 29, 2000, under the laws of the Rhode Island Revised Uniform Partnership Act and has elected to be a Limited Liability Partnership. As an LLP, the partners’ liability is limited to their investment in the Partnership plus any obligations they may have personally guaranteed. The Partnership was formed to acquire an interest in real property located in Cranston, Rhode Island, and to construct and operate thereon a retail commercial shopping center.

On July 30, 2002, the Partnership agreement was amended. The new Partnership is Cranston/BVT Associates Limited Partnership. A new entity, CP/BVT, Inc. owned 50% by each of the original partners, was formed to be the general partner. CP/BVT, Inc. owns 2% of the Partnership and the original partners each own 49%.

Off Balance Sheet Risk

During the period covered by these financial statements, the Partnership had amounts in excess of $100,000 in a single bank. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation. These balances fluctuate greatly during the year and can exceed this $100,000 limit. Management regularly monitors the financial institution, together with its cash balances, and tries to keep this potential risk to a minimum.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Income taxes or credits on the operations of the Partnership are payable by or accrue to the benefit of the partners and, accordingly, are not reflected in the financial statements. Income or loss of the Partnership is allocated on a pro-rata basis to each partner as defined by the Partnership agreement.

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Notes To The Financial Statements

For The Years Ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies: (Continued)

Statements of Cash Flows

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and short-term investments maturing within ninety days. Interest paid was $1,721,654 and $1,170,204 in 2003 and 2002, respectively.

Noncash transactions during 2003 included reimbursement through the intercompany for the construction contract, which resulted in a basis reduction for the building in the amount of $215,941. Noncash transactions in 2002 consist of the following:

The construction loan was refinanced. The permanent financing was used as follows:

Pay-off of construction loan	$21,743,657
Payment of financing fees	102,847
Funding of escrows	489,383
Distribution to partners	1,136,750

$23,472,637

Leasing Commissions

Leasing commissions in the amount of $365,761 are amortized on the straight-line basis over the life of the related lease. Amortization expense for the years ended December 31, 2003 and 2002 was $27,345 and $21,685, respectively. Amortization expense for the next five years is as follows:

2004	$28,022
2005	28,022
2006	27,357
2007	23,295
2008	22,257

Financing Fees and Mortgage Origination Fees

Financing fees in the amount of $749,736 represent legal fees relating to the acquisition of the permanent financing. The fees are being amortized on the straight-line basis over the life of the related loans.

Amortization expense for the years ended December 31, 2003 and 2002 was $149,947 and $127,244, respectively. Amortization expense for the next four years is as follows:

2004	$149,947
2005	149,947
2006	149,947
2007	87,470

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Notes To The Financial Statements

For The Years Ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies: (Continued)

Property

Fixed assets are stated at cost. Depreciation of fixed assets is provided using the straight-line method for financial reporting purposes at rates based on the following useful life of 7-40 years. The building basis adjustment resulted from a renegotiated cost of the building.

Note 2 - Income Taxes:

Income or loss of the Partnership is allocated 50% to each of the partners until August 1, 2002. From that time, the allocation is 49% to each of the limited partners and 2% to the general partner.

Note 3 - Refinancing:

On July 31, 2002, the Partnership entered into a financing agreement with Bear Sterns whereby the Partnership received a mortgage of $25,350,000 secured by the property of the Partnership. The loan is payable in monthly installments of $164,420 including interest at 6.75%. The outstanding principal and accrued interest is due and payable August 2007.

A portion of the proceeds of this loan was used to repay the outstanding balance on the construction loan payable.

Annual principal payments for the next five years are as follows:

December 31,
2004	$264,204
2005	287,795
2006	308,121
2007	24,160,062

Due to a Chapter 11 filing by Kmart Corporation (a major tenant of the shopping center), the lender required escrows totaling $1,661,000 which were to be released when Kmart (1) affirms its lease with the Partnership and (2) the Chapter 11 plan was confirmed.

In 2003, Kmart Corporation affirmed its lease with the Partnership and all escrows were released.

Interest expense for the years ended December 31, 2003 and 2002 was $1,720,193 and $1,247,084, respectively.

Note 4 - Related Party Transactions:

The Partnership entered into a property management agreement with Paolino Management, LLC (related to a partner of the Partnership). The agreement provides for a management fee of 4% of gross receipts and certain leasing commissions which will continue until cancelled by either party. Management fee expense was $195,069 and $141,426 at December 31, 2003 and 2002, respectively.

CRANSTON/BVT ASSOCIATES LIMITED PARTNERSHIP

Notes To The Financial Statements

For The Years Ended December 31, 2003 and 2002

Note 4 - Related Party Transactions: (Continued)

The Partnership has agreed to pay a developer fee equal to $255,000 to an affiliate of Cranston Parkade, LLC (a partner); 25% of the fee was paid at the closing of the construction financing. The remaining balance was paid in monthly installments of $12,750. The developer fee was paid in full during 2002.

Note 5 - Leases:

The Partnership is the lessor of commercial property under operating leases ranging from five to twenty-five years with various renewal options. Minimum future rentals to be received on non-cancelable leases as of December 31, 2003, for each of the next five years are as follows:

December 31,
2004	$3,533,475
2005	3,533,475
2006	3,533,475
2007	3,533,475
2008	3,533,475

Note 6 - Concentrations:

Two major tenants (Kmart and Stop and Shop) provide over 64% of total rental income.

Note 7 - Operating Lease:

The Partnership has entered into an operating lease for equipment expiring April 2007. Rent expense for 2003 and 2002 totaled $11,483 and $6,698, respectively.

The aggregate future minimum rentals are as follows:

December 31,
2004	$11,483
2005	11,483
2006	11,483
2007	4,785

Note 8 - Reclassifications:

Certain data for 2002 have been reclassified to conform with the 2003 presentation.

DOVER PARKADE, LLC

Financial Statements

April 30, 2004

KOSTIN RUFFKESS &COMPANY, LLC	Farmington New London	Pond View Corporate Center 76 Batterson Park Road Farmington, CT 06032
Business Advisors and Certified Public Accountants
Main Line: (860) 679-6000 Toll Free: (800) 286-KRCO Fax: (860) 678-6110 Web: www.kostin.com

To The Members
Dover Parkade, LLC

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Dover Parkade, LLC as of April 30, 2004 and the related statements of income, members' deficit, and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with auditing standards of Private Companies Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dover Parkade, LLC as of April 30, 2004, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Farmington, Connecticut
July 8, 2004

DOVER PARKADE, LLC

Balance Sheet

April 30, 2004

Assets

Current assets:	$ 373,603
Cash	6,779
Accounts receivable	60,202
Prepaid expenses

Total current assets	440,584

Property and equipment:
Land	3,154,000
Building	10,994,066
Less: accumulated depreciation	(913,185)

13,234,881
Other assets:

Escrows	70,922
Deferred tenant improvements, net of amortization of $38,501	54,289
Deferred leasing commisions, net of amortization of $92,565	222,196
Deferred financing fees, net of amortization of $64,674	194,023
Deposits	100

541,530

$14,216,995

The accompanying notes are an integral part of the financial statements

DOVER PARKADE, LLC

Statement of Income

For the Year Ended April 30, 2004

Income:
Rental income	$2,504,551
Interest income	465

2,505,016

Expenses:
Mortgage interest	1,144,018
Taxes and insurance	334,586
Depreciation	282,352
Amortization	117,663
Management fee	104,370
Repairs and maintenance	60,805
Bad debt	56,267
Snow removal	33,231
Electricity	25,302
Water	6,512
Security	4,361
Professional fees	2,750
Rubbish removal	1,850
Advertising	935
Gas	770
Administrative expenses	62

2,175,834

Net income	$329,182

The accompanying notes are an integral part of the financial statements

DOVER PARKADE, LLC

Statement of Members’ Deficit

For The Year Ended April 30, 2004

	Sixth Venture	New First Hartford Realty Corp	Total

Members’ deficit, April 30, 2003	$(656,752)	$(656,752)	$(1,313,504)

Net income from operations	164,591	164,591	329,182

Distributions	(270,542)	(270,541)	(541,083)

Members’ deficit, April 30, 2004	$(762,703)	$(762,702)	$(1,525,405)

The accompanying notes are an integral part of the financial statements

DOVER PARKADE, LLC

Statement of Cash Flows

For The Year Ended April 30, 2004

Cash flows from operating activities:
Net income	$329,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	400,015
(Increase) decrease in:
Accounts receivable	49,575
Prepaid expense	(7,629)
Escrows	12,438
Increase (decrease) in:
Accounts payable	(39,179)
Accrued mortgage interest	(897)
Prepaid rents	(3,058)
Deferred income	6,503
Security deposits	(38,200)

Net cash provided by operating activities	708,750

Cash flows from investing activities:
Leasing commissions	1,230
Capital expenditures	34,461

Net cash provided by investing activities	35,691

Cash flows from financing activities:
Cash paid on mortgage	(148,491)
Distributions paid	(541,083)

Net cash used in financing activities	(689,574)

Net increase in cash and cash equivalents	54,867

Cash and cash equivalents, beginning	318,736

Cash and cash equivalents, ending	$373,603

The accompanying notes are an integral part of the financial statements

     DOVER PARKADE, LLC

Notes To The Financial Statements

For The Year Ended April 30, 2004

Note 1 - Summary of Significant Accounting Policies:

Nature of Business

Dover Parkade, LLC was formed on May 6, 1999, under the laws of the State of New Jersey and has elected to be a Limited Liability Company. As an LLC, the members’ liability is limited to their investment in the Company plus any obligations they may have personally guaranteed. The Company was formed to acquire an interest in real property located in Dover, New Jersey, and to construct and operate thereon a retail commercial shopping center.

Off Balance Sheet Risk

During the period covered by these financial statements, the Company had amounts in excess of $100,000 in a single bank. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation. These balances fluctuate greatly during the year and can exceed this $100,000 limit. Management regularly monitors the financial institution, together with its cash balances, and tries to keep this potential risk to a minimum.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Income taxes or credits on the operations of the Company are payable by or accrue to the benefit of the members and, accordingly, are not reflected in the financial statements. Income or loss of the Company is allocated on a pro-rata basis to each member as defined by the Limited Liability Company agreement.

Statement of Cash Flows

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and short-term investments maturing within ninety days. Interest paid was $1,144,915.

Leasing Commissions

Leasing commissions in the amount of $314,761 are amortized on the straight-line basis over the life of the related lease. Amortization expense for the year was $80,754. Amortization expense for the next five years is as follows:

2004	$29,365
2005	27,430
2006	26,463
2007	26,347
2008	26,115

DOVER PARKADE, LLC

Notes To The Financial Statements

For The Year Ended April 30, 2004

Note 1 - Summary of Significant Accounting Policies: (Continued)

Financing Fees and Mortgage Origination Fees

Financing fees in the amount of $258,697 represent fees relating to the acquisition of the permanent financing. The fees are being amortized on the straight-line basis over the life of the loan of ten years.

Amortization expense for the year was $25,869. Amortization expense for the next five years is $25,869.

Tenant Improvements

Tenant improvements in the amount of $92,790 are amortized on the straight-line basis over the life of the related lease. Amortization expense for the year was $11,040. Amortization expense for the next five years is as follows:

2004	$11,040
2005	9,574
2006	8,840
2007	8,106
2008	6,636

Property

Fixed assets are stated at cost. Depreciation of fixed assets is provided using the straight-line method for financial reporting purposes at rates based on the useful life of 25-40 years.

Note 2 - Income Taxes:

Income or loss of the Company is allocated 50% to each of the members.

Note 3 - Mortgage Payable:

The mortgage is payable in monthly installments of $107,784 including interest at 7.25% amortized over 30 years. The outstanding principal and accrued interest is due and payable November 1, 2011.

Annual principal payments for the next five years are as follows:

December 31,
2004	$183,209
2005	196,942
2006	211,705
2007	227,574
2008	244,632
thereafter	14,387,392

Note 4 - Related Party Transactions:

The Company entered into a property management agreement with Paramount Realty (related to a member of the Company). The agreement provides for a management fee of 4% of gross receipts and certain leasing commissions which will continue until cancelled by either party.

DOVER PARKADE, LLC

Notes To The Financial Statements

For The Year Ended April 30, 2004

Note 5 - Leases:

The Company is the lessor of commercial property under operating leases ranging from five to twenty-five years with various renewal options. Minimum future rentals to be received on non-cancelable leases for each of the next five years are as follows:

April 30,
2004	$1,859,436
2005	1,791,144
2006	1,775,460
2007	1,781,648
2008	1,796,896

Note 6 - Concentrations:

One major tenant (Stop and Shop) provides over 51% of total rental income under a lease that expires June 30, 2006.

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State in which Incorporated

First Hartford Realty Corporation	Delaware

Lead Tech, Inc.	Connecticut

Parkade Center, Inc.	Texas

Plainfield Parkade, Inc.	Connecticut

Putnam Parkade, Inc.	Connecticut

EH&N Construction Company	Delaware

Dover Parkade LLC	Delaware

DE 150	Delaware

Brewery Parkade, Inc	Rhode Island

Cranston Parkade, LLC	Rhode Island

Tri-City Plaza, Inc	New Jersey

Cranston Parkade, Inc	Delaware

Bangor Parkade, Inc	Maine

1150 Union Street Corp	Massachusetts

CP Associates, LLC	Rhode Island

Trolley Barn Associates, LLC	Rhode Island