Form 10-K, Exhibit 13
period 2005-04-30
FIRST HARTFORD CORP
filed 2005-08-15
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT
TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2004

TO OUR SHAREHOLDERS:

During the past year the Company continued the momentum of the prior year resulting from the sale of the Mount Olive Shopping Center.

Among the highlights of the year were:

              1)       Construction started on the Bangor Shopping Center.

              2)       Purchase of a shopping center in North Adams, Massachusetts.

              3)       Settlement with Wal-Mart in which the Company received a $1,000,000 payment.

 4)       Refinancing of debt in which we received better rates, longer maturities and conversion from variable to fixed rate.

 5)       Formation of a joint venture to re-enter the affordable housing market.

 6)       Formation of the operational team to service CVS Pharmacy's Inc. as a regional preferred developer.  This is a fee-based service, which is earning income in the current year.

 7)       In the current year we will finish and sell the Bangor shopping center.

 8)       We are currently negotiating leases for the North Adams shopping center.

 9)       The long awaited Cranston Police Station project should start shortly as the Lease is currently being finalized.

10)       We will continue to look at opportunities.

11)       I expect that we will realize our goal of a positive net worth in the current year.  We have come a long way from a deficit net worth of over $23,000,000 in 1994.  I am sure that most of our long term shareholders are pleased with management's efforts to make that happen.

Respectfully submitted,

FIRST HARTFORD CORPORATION
/s/ Neil H. Ellis ________________________________
Neil H. Ellis
President

August 11, 2005