Form 10-K, Exhibit 13
period 2006-04-30
FIRST HARTFORD CORP
filed 2006-08-31
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT
TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2006

The Year ended April 30, 2006 was a profitable year for your Company.  The profit occurred in spite of a $2,600,000 cost for refinancing existing mortgages on properties in Cranston, RI and Dover Township, New Jersey.  As a result of those refinancings, the Company has doubled its share of the ownership of the Cranston Shopping Center to 50%.  We have also added approximately $2,500,000 to working capital while reducing the interest rate on the mortgages by an approximate average of 1.4%.

The closing of the sale of the Bangor Shopping Center was profitable.  Although 25,000 square feet of space was not rented and was not included in the proceeds of the sale, the bulk of that space has since been rented.  A portion if not all of those results will show up as a sale in the current year.  The building and sale of the Bangor Shopping Center was beneficial to both our Statement of Operations as well as the Balance Sheet.

Accounting rules require that interest rate swaps should be marked to market value.  Since we must adhere to these rules, a gain of $675,000 was created this year of which 50% belongs to a minority interest.  Since it is our intention to keep the properties during the term of the mortgages, the $675,000 will be reduced to zero over time.  This, of course, will result in a decrease in our book profits as this amount is written off.  That amount is also subject to interest costs.  As a result, the value of these swaps will be reduced by approximately $90,000 in the first quarter ended July 31, 2006.  Although our Company strongly disagrees with this method of accounting which results in such volatile adjustments, we will of course continue to follow the accounting rules.

The success of the Bangor project has enhanced our status in the retail development community.  We are working on a number of new retail projects in New York, Connecticut, Maine and Texas.

Our CVS relationship has been profitable and we are pleased to have been granted additional preferred developer status in Long Island and the Rio Grande Valley of Texas.

Connolly and Partners, our joint venture into the affordable housing field, has obtained tax credits to allow us to syndicate and renovate 200 apartment units in Rockland, Massachusetts in partnership with a non-profit entity.  Your Company will have the construction contract and become the property manager.

We are pleased to report that the corporation and its offers received Section 2530 approvals from HUD allowing us to directly participate in HUD projects and management.

Although management has fallen short of our goal of achieving positive equity in the year ended April 30, 2006, we believe this will be accomplished in the current year.

We were pleased to declare a dividend this year.  We expect there will be additional dividends in the future.

When you receive your proxy statement, please read the decision by Judge Gorton in the Massachusetts proxy case.  The entire decision will be included in the proxy statement.   You can read the condensed version in Item 3 of this 10-K.  Mr. Kaplan, the plaintiff in that suit, is also suing the Company and myself personally in the State of Maine.  We are confident that the Maine Court will find the Kaplan allegations baseless.  Over the last two years, the Company has spent close to $1,000,000 defending these actions.

In closing, I hope you will be able to attend our next annual Shareholders meeting in Portland, Maine.  We will inform you of the date of the meeting in the near future.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/s/ Neil H. Ellis
Neil H. Ellis
President

August 31, 2006