Form 10-K, Exhibit 13
period 2007-04-30
FIRST HARTFORD CORP
filed 2007-08-24
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT

TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2007

Although our year ending April 30, 2007 was essentially a break even year, we had to deal with certain costs which were not in our control.  Last year I explained about accounting rules that require interest rate swaps be market to market value and how the Company would continue to follow the accounting rule even though we disagreed with this method which results in volatile adjustments.  For the year ended April 30, 2007, the Company had a $683,000 expense for this item compared to a $675,000 gain last year.

The distractions of the Kaplan lawsuit continued.  Conclusions of Fact Findings from Judge Hornby vindicated our position on all matters except that Judge Hornby found “oppression.”  As a result of that finding under Maine law, we, when requested by the Judge to present him with a possible remedy, decided that our best remedy was to offer to purchase Mr. Kaplan’s shares at fair value.  That determination should be made by the Court sometime in 2008.

We see Mr. Kaplan’s actions as a crass attempt at greenmail and will express ourselves accordingly.  Please see item 7 in the 10-K to see the financial impact of the Kaplan lawsuits.

On a more positive note, we have arranged construction financing for our shopping center to be constructed in Edinburg, Texas with Protective Life Insurance Company who will have an equity interest in the Center.  On August 2, 2007 we had a ground-breaking ceremony to commence construction.

In the year ending April 30, 2008, I am happy to report that we will complete the Police Department building in Cranston, Rhode Island (completed in June 2007) and expect to finish the apartment and project renovation in Rockland, Massachusetts (expected to complete in December 2007).

We continue to add to our areas of being a Preferred Developer for CVS Pharmacy.  This will cause us to keep expanding our employee base.

In closing, once again I hope you will be able to attend our next Annual Shareholder’s meeting.  We will inform you of the date and location in the near future.

Respectfully submitted,

FIRST HARTFORD CORPORATION

________________________________

Neil H. Ellis

President

August ___, 2007