Form 10-K, Exhibit 13
period 2008-04-30
FIRST HARTFORD CORP
filed 2008-08-29
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT

TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2008

The year ending April 30, 2008 was disappointing.  On a GAAP basis (General Accepted Accounting Principles) the Company lost approximately $1,343,000.  However, there are several items that effected that loss, the largest of which are:

(1)  The settlement of the Simon Litigation.

(2)  A costs of a suit by a dissident shareholder

(3) A non cash loss on marking to market the value of interest rate swaps.

Please read the notes in the Financial Statements and Discussion and Analysis in the 10-K for additional explanation of these items.

On a going forward basis, we have concerns about conditions in the retail sector.  Although our 1st section of stores in Edinburg, Texas (approximately 330,000 SF) will soon open, leasing on the balance has been slow.

A sale of property to the Lowe’s Companies, Inc. was cancelled by the buyer one week short of the agreed closing date.  Our expected profit would have been in excess of $1,000,000.

A major supermarket company, to which we leased a developed site, has informed us that they will not go forward and build their store.

We are hopeful that our affordable housing operations and CVS Preferred Developer work , both of which are fee-generating business will help us to weather what we see as the worst downturn in real estate in many decades.

In closing, once again I hope you will be able to attend our next Annual Shareholder’s meeting.  We will inform you of the date and location in the near future.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/s/ Neil H. Ellis

Neil H. Ellis

President

August 24, 2008