Form 10-K, Exhibit 13
period 2009-04-30
FIRST HARTFORD CORP
filed 2009-09-01
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT

TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2009

This was again a disappointing year. The company lost approximately $4,132,000 versus $1,343,000 last year on a GAAP basis (generally accepted accounting principles). However, please understand that this year's loss includes:

1)                  A loss resulting from a mark to market of interest rate swaps which resulted in a non-cash charge of $2,022,000.

2)                  The continuing cost of litigation with a dissident stockholder.

You will find these items referred to in the notes of the Financial Statements and Discussion and Analysis section of the 10-K.

The company has suffered due to the extreme slow downs in commercial retail development.

We are hopeful that our CVS Preferred Developer work will continue to be lucrative.

Our Affordable Housing operations are growing. Management expects income from that segment of our business to expand substantially.

Our Edinburg, Texas Shopping Center is in hiatus at this time.  This will be an important year for the leasing of that property.

You will be notified of the date of our next Annual Shareholder's meeting in the near future.  We hope you will be able to attend.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/s/ Neil H. Ellis

Neil H. Ellis

President

August 28, 2009