Form 10-K, Exhibit 13
period 2010-04-30
FIRST HARTFORD CORP
filed 2010-08-05
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT
TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2010

Our loss of $2,132,000 in the current year compares with last year’s loss of $4,132,000.  This year’s loss includes a loss of $2,292,000 resulting from the expensing of all interest and taxes on our Edinburg, Texas property since no transactions were closed on rentals during this year.  We are in negotiations on a number of transactions on that property which we hope to close next year.

Please refer to various footnotes in our 10-K for further information on various other matters.

For the current year ended April 30, 2010, the Company closed on 23 projects for CVS Pharmacy, Inc. earning revenue of $4,741,000.  Prior to this year, the Company only achieved 33 projects for 2005 – 2009.  While we expect that April 30, 2011 may not achieve as much revenues as April 2010, we believe that April 2012 will be greater than the current year.

In our Affordable Housing operation, work has been started on the Clarendon project in Somerville, Mass.  We expect to be finished with the rehabilitation of the 501unit project prior to April 30, 2011.

You will be notified of the date of our next Annual Shareholder’s meeting in the near future.  We hope you will be able to attend.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/s/ Neil H. Ellis
Neil H. Ellis
President

August 05, 2010