Form 10-K, Exhibit 13
period 2011-04-30
FIRST HARTFORD CORP
filed 2011-11-02
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT
TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2011

The past year has been challenging on a number of fronts.  In November the court approved a five year payout for the purchase of 591,254 shares (20%) of the Company stock, for approximately $2,879,000 (4.87 per share).  The Judge after hearing expert testimony valued the Company in excess of $14,000,000 as of September 15, 2005.  The Company has paid approximately $857,000 to date.

As leasing retail space slowed down in our Edinburg, Texas shopping center, none of the planned expansions were started.  We have signed or are about to sign six new store leases totaling approximately 75,000 SF.  Construction was restarted in October 2011.

On the affordable housing front we are substantially complete with the Clarendon Hills project and are working for a closing in December.  The Company will earn a development fee of approximately $4.2 million to be paid approximately 50% in January 2012 with the balance to be paid in June – July, 2012.  In our construction contract, overhead and profit of approximately $2,000,000 was received.  Due to the fact that we are the controlling partner of the partnership owner, we must include the partnership in our consolidation and eliminate all profit under GAAP.  Therefore, the development fee and the construction profit will be reflected as a reduction of the cost basis of the property.  We can’t and will not deviate from the rules. However, please note that we generate significant cash from fees applicable to variable interest entities in which we own less than 1%. These fees are eliminated in the consolidated financial statements but demonstrate our ability to generate cash from fees for services to variable interest entities.

Please see Footnote 14 Subsequent Events for new items of business.

You will be notified of the date of our next Annual Shareholders meeting in the near future.  We hope you will be able to attend.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/s/ Neil H. Ellis
Neil H. Ellis
President

October 31, 2011