Form 10-K, Exhibit 13
period 2012-04-30
FIRST HARTFORD CORP
filed 2012-09-06
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT

TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2012

We are pleased with your Company’s progress this year.  Our income from operations less the loss attributable to noncontrolling interest showed a profit of $356,000 versus a loss of $522,000 in the prior year.

Although our Statement of Operations shows a net $916,000 loss for the year in conformity with accounting principles generally accepted in the United States of America (GAAP), it does not generally represent our true profitability.  A gain in excess of $5,000,000 from development fees and construction of a Consolidated Variable Interest Entity (VIE) was eliminated in Consolidation (as required by “GAAP”).

The treatment of a decision to eliminate a deferred tax assets was a charge to income tax expense although we think a more accurate treatment would be to offset a portion of the $5,000,000 gain which was eliminated.

Within the operations as reported is approximately a $2,000,000 loss from our shopping complex in Edinburg, Texas.  On the brighter side of this, we have rented over 100,000 square feet of new space in the current year.  All of the stores will be open by the beginning of September.

Starting May 1, 2012 the lender has agreed to reduce the interest cost of the Edinburg loan from 6.125 to 5%.  Management expects these items to come very close to a break even from Operations excluding depreciation. Hopefully we will start construction of the next phase shortly, which will reduce the interest and real estate tax charged to operations and bring the property to overall profitability.

We are more than adequately handling the Kaplan debt payments and are having a positive arbitrage on securities set aside and adequate to meet the pre-judgment interest portion of the debt when it becomes due.

As a result of all the above plus the addition of our new fee for service account next year our liquidity and profitability should continue to improve.

You will be notified of the date of our next Annual Shareholders meeting in the near future.  We hope you will be able to attend.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/S/Neil H. Ellis
Neil H. Ellis
President

September 4, 2012