Form 10-K, Exhibit 13
period 2013-04-30
FIRST HARTFORD CORP
filed 2014-03-25
CIK 36369

Exhibit 13

FIRST HARTFORD CORPORATION ANNUAL REPORT

TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 30, 2013

We apologize for the delay in delivering our financial statements.  As reported in Form 8-K on October 23, 2013 the Company was required to consolidate the following subsidiaries which had been previously accounted for under the equity or cost method of accounting:

            CP Associates, LLC (50% owned)

            Cranston/BVT Limited Partnership (50% owned)

            Trolley Barn Associates, LLC (50% owned)

            Hartford Lubbock, LP (1.9% owned)

This resulted in a charge to income for the fiscal year ended April 30, 2012 of approximately $861,000 and a large increase in the total shareholders deficiency from prior periods.  These deficits are a result of cash flows in excess of income that were distributed to the Company and its Partners as well as distribution from refinancings.

To facilitate this change the prior periods had to be restated and reaudited. See Note 2 Restatement for additional information.

As a result of consolidating these entities our reported assets and liabilities for the year ended April 30, 2012 increased approximately $52,000,000 and $67,000,000 respectively. These additional assets and liabilities should not have a material impact on the future operations of the Company.

We look forward to another profitable year in spite of a difficult outlook in the shopping center business.  Retailers are cutting back and we expect to see a rise in vacancies.

Our fee for service business remains strong and we expect to have more closings this year than last which will, of course, enhance our profitability.

We remain liquid and are able to finance our short-term activities with our own funds.  We will be more active in single tenant development this year.  We hope to have our quarterly statements up to date in May.

Again, we apologize for the delay in reporting.

Respectfully submitted,

FIRST HARTFORD CORPORATION

/S/Neil H. Ellis
Neil H. Ellis
President

                                                                                                                                                                                                                                                                                                                                                                        63